Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
               (Pursuant to NRS 78.380 - Before Issuance of Stock)


1. Name of corporation: EARTHNETMEDIA.COM

2. The articles have been amended as follows (provide article numbers, if availaNe):

Article No. 4 is amended. See attachment.

3. The undersigned declare that they constitute at least two-thirds of the incorporators (check) ___, or of the board of directors (check) X.

4. The date upon which the original articles of incorporation were filed with the Secretary of State: 04/11/ 2000,

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures:

/s/ JAMES A. TRODDEN
    _______________________
Signature
James A. Trodden, Attorney


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              Certificate of Amendment to Articles of Incorporation
                         For Profit Nevada Corporations
               (Pursuant to NRS 78.380 - Before Issuance of Stock)

2. The articles have been amended as follows: provide article number, if available):


ARTICLE NUMBER 4, AS FOLLOWS:

FOURTH: The total authorized capital stock of the corporation shall be 25,000,000 shares of common stock having a par value of $0.001 per share. The corporation is authorized to issue only one class of shares of stock and the total number of shares to be issued is 25,000,000.


ARTICLE NUMBER 4, AS AMENDED:

FOURTH: : The total authorized capital stock of the corporation shall be 50,000,000 shares of common stock having a par value of $0.001 per share. The corporation is authorized to issue only one class of shares of stock and the total number of shares to be issued is 50,000,000.